LEAD INDEPENDENT STORE OWNER

STOCK OPTION AGREEMENT

DATE: September 17, 2010

PARTIES: ICLICK PROMOTIONS, LLC (the "Independent Store Owner" or "ISO")

KACHING KACHING, Inc. a corporation created under the laws of the state of Delaware (the "Company")

SECTION 1. EMPLOYMENT

During the Term of Employment as defined in this agreement, the ISO will provide services as an "Independent Store Owner" of the Company and will have such duties as are specified by the Company in its publications. The ISO will be in the number one position in the pay-tree, with a requirement that sales be generated from two independent sales organizations.

SECTION 2. TERM

Term of Employment. For purposes of this agreement, the phrase "Term of Employment" will mean the period beginning on the date of this agreement and expiring upon the termination by either the ISO or Company, with or without cause, or the breaching of this agreement. The ISO is an independent contractor for the purposes of this agreement.

SECTION 3. COMPENSATION AND BENEFITS

Stock Options. The ISO will be compensated pursuant to the following stock option compensation plan provided by the Company. The options will be cashless, at $1.00 per share of Company common stock. Upon reaching the referenced performance level, the ISO will immediately receive the stock options as set forth below. The level will be earned pursuant to the ISO achieiving the required number of "active" ISOs. "Active" ISOs are paid ISOs at either the $30 or $100 level within the Company. The stock options will be earned on a cumulative basis.

Number of Active ISOs	Options Awarded at this Level	CUMULATIVE OPTIONS
1,000	2,000	2,000
2,000	3,000	5,000
3,000	5,000	10,000
4,000	10,000	20,000
5,000	100,000	120,000
10,000	30,000	150,000

15,000	50,000	200,000
20,000	100,000	300,000
30,000	120,000	420,000
40,000	130,000	550,000
50,000	140,000	690,000
60,000	150,000	840,000
70,000	160,000	1,000,000

SECTION 4. CONDITIONS AND REQUIREMENTS

The ISO will be in the number one position within the marketing structure as an ISO, contingent upon meeting the activity and qualification requirements as found in the Company's Compensation Plan and the conditions set forth below. The ISO will control three Superstore Independent Businesses at the top of the sales structure. The ISO will only remain in the top position of the sales structure so long as the ISO consistently maintains its three Superstore Independent Businesses in an "active status" as established in the Company's Compensation Plan. Failure to maintain "active status" of its three Superstore Independent Business may result in the Company removing the ISO from its position in the sales structure.

SECTION 5. INTELLECTUAL PROPERTY

The ISO agrees to disclose fully and only to the Company all relevant and actionable ideas, methods, plans, developments, improvements, or patentable inventions, that relate directly to the business of the Company, that are known, made, or discovered by the ISO at any time during the Term of Employment, while working directly on or for the business of the Company. (the "Intellectual Property"). But nothing in this section requires any communication to the Company of any Intellectual Property if protected by any lawful prohibition against the communication. All disclosures are to be made promptly after conception or discovery. Any Intellectual Property that the ISO is obligated to disclose to the Company will be the property of both the ISO and the Company to use as each sees fit. The ISO agrees to (a) provide any and all reasonable assistance to the Company in making any patent applications or other applications for obtaining exclusive rights in, and (b) do all other things reasonably necessary to vest title to the Intellectual Property in the Company or its assigns, if such action is applicable and the Intellectual Property in question directly applies to the business of the company and not to the ISO. Notwithstanding the above, the Company understands that the ISO possesses significant Intellectual Property and trade secrets used in the course of its business, thus uniquely qualifying ISO for this agreement; and that ISO is actively engaged in carrying on business in areas outside of the Company's business. Company understands and agrees that such Intellectual Properties and trade secrets remain the sole property of ISO, even when utilized to the Company's benefit. ISO understands and agrees that the spirit of Section 5 is that ISO will adequately communicate to Company any new Intellectual Properties and developments applicable to Company business, which come about while working directly on the development of the Company's

business; and that Company shall share ownership in such Intellectual Properties and may employ them in Company business as it sees fit.

SECTION 6. CONFIDENTIALITY

The ISO must keep in strict secrecy and confidence all Company information that the ISO acquires or has access to during the Term of Employment that has not been disclosed publicly by the Company and is not a matter of common knowledge in the fields of work of the Company (the "Company Confidential Information"). The Company Confidential Information includes, but is not be limited to, trade secrets, technical data, mailing lists, the names of suppliers and customers, and the arrangements made from time to time with suppliers and customers. Except in the course of performing the ISO's duties under this agreement, with the prior written approval of the Board of Directors of the Company, or in response to court order, the ISO may neither (a) directly or indirectly, disclose any of the Company Confidential Information at any time to any person except authorized personnel of the Company nor (b) use the Company Confidential Information in any way. In addition to, and not in limitation of the foregoing, all data, drawings and other records and written material prepared or compiled by the ISO or furnished to the ISO while in the employ of the Company, and specifically applicable to the Company or Company business, will be the sole and exclusive property of the Company, and none of the data, drawings or other records, or copies thereof, may be retained by the ISO for any reason after termination of the ISO's contract by the Company.

The Company must keep in strict secrecy and confidence all ISO information that the Company acquires or has access to during the Term of Employment that has not been disclosed publicly by the ISO and is not a matter of common knowledge. (the "ISO Confidential Information"). The ISO Confidential Information includes, but is not limited to, trade secrets, technical data, mailing lists, the names of suppliers and customers, and the arrangements made from time to time with suppliers and customers. Except in the course of performing the Company's duties under this agreement, with the prior written approval of an authorized officer of the ISO, or in response to court order, the Company may neither (a) directly or indirectly, disclose any of the ISO Confidential Information at any time to any person except authorized personnel of the ISO nor (b) use the ISO Confidential Information in any way.

SECTION 7. CONTINUING EFFECT

The provisions of this agreement relating to intellectual property and confidential information will continue to be binding on the ISO in accordance with their terms, notwithstanding termination of the ISO's employment under this agreement for any reason.

Don Hollister

Authorized Representative for ICLICK PROMOTIONS, LLC ("ISO")

KACHING KACHING, Inc.

By: ______________________

Mark Guest, Executive VP